FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT


      THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into as of the 1st day of January 2005, by and between FIND/SVP, INC., a New York corporation (the "Company") and David Walke ("Employee").

      WHEREAS, the Company and the Employee are parties to an Employment Agreement entered into as of November 21, 2001 (the "Employment Agreement"); and

      WHEREAS, the Company and the Employee now desire to amend and modify certain terms and provisions of the Employment Agreement.

      NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

      1. Defined Terms; Section References. Any capitalized term used, but not defined, in this Amendment shall have the meaning given thereto in the Employment Agreement. All section references herein refer to the applicable section of the Employment Agreement.

      2. The date "November 20, 2004" in Section 2.1 is deemed amended and replaced with "December 31, 2007."

      3. Section 3.1 is deemed amended in its entirety as set forth below:

      3.1 (a) Employee shall receive salary for his services at the rate of $250,000 per annum ("Base Salary"), subject to increases by the Compensation Committee of the Board of Directors of the Company, from time to time, payable in accordance with the Company's normal payroll procedures for executive employees.

      (b) At the discretion of the Compensation Committee of the Board of Directors of the Company, the Employee shall be eligible to receive an annual bonus based on performance. In addition to any other bonus(es), whether based on performance or otherwise, that the Compensation Committee may award to Employee, the Company's bonus program shall (a) provide that Employee shall earn 50% of Base Salary in each year of the Term if the Company achieves the Company's (adjusted) EDITDA target for each year of such Term, and (b) provide that Employee shall earn 100% of Base Salary in each year of the Term if the Company achieves 120% of the Company's EBITDA target for each year of such Term. The Company shall in good faith determine the EBITDA target for each year of the Term on or prior to January 31 of such year.

      4. Section 3.6 is deemed amended in its entirety as set forth below:

      (a) In the event the Employee's employment by the Company is terminated for "cause" pursuant to Section 2.1(c) hereof, or by virtue of Section 2.1(d) hereof because the Employee voluntarily leaves the employ of the Company (other than for "Good Reason" or on account of a "Change in Control" as set forth in Section 3.6(b) below), the Employee shall be entitled to the compensation provided for by Section 3.1 only up until the date of termination of his employment.

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      (b) In the event the Employee leaves the employment of the Company (A) for
      Good Reason (as defined below), (B) on account of a Change in Control (as defined in Section 4 hereof),or (C) is terminated by the Company without Cause, then the Employee shall be entitled to receive the compensation and benefits (but only to the extent legally allowable) provided for in Sections 3.1(a), 3.3 and 3.5 hereof, for the greater of (a) the balance of the Term or (b) a period of two (2) years from the date of termination. Employee shall also receive a lump sum payment in an amount equal to the sum of: (i) the amount of the Employee's bonus that should have been paid with respect to that part of the fiscal year in which the date of termination occurs, absent the termination of the Employee's employment,
      (ii) the Employee's actual earned bonus for any completed fiscal year or period not theretofore paid and (iii) the unpaid portion of any amount earned by the Employee prior to the date of such termination pursuant to any benefit program in which the Employee participated during the Term, including without limitation, any accrued vacation pay to the extent no theretofore paid. For purposes of calculating the amount of any partial year bonus to be awarded pursuant to 3.6(b)(i) above, the Company's actual EBITDA through the last completed month prior to the date of termination shall be measured against the Company's EBITDA target prorated for the portion of such fiscal year through the date of termination taking into account the number of completed months during such fiscal year through the date of termination, and for purposes of clarity, Base Salary shall be the amount of Base Salary earned prior to the date of termination. Employee shall have no obligation to mitigate payments and benefits received, and shall be entitled to the compensation provided for herein even if Employee is employed elsewhere.

      For purposes hereof, "Good Reason" shall mean the following: (i) the dimunition of Employee's position, duties, responsibilities and status with the Company as contemplated hereunder or any removal of the Employee from any positions or offices the Employee held as contemplated hereunder, except in connection with the termination of the Employee's employment by the Company for cause or incapacity, (ii) the failure of the Company to assign to the Employee duties consistent with his position, duties, responsibilities and status with the Company as contemplated hereunder; or
      (iii) a relocation of the Company's principal offices and place of Employee's employment outside of Manhattan or further than 25 miles from the Employee's current principal residence.

      (c) In the event that the Company terminates the Employee's employment for "cause," and a court of law or other tribunal ultimately determines that such termination was without cause, the Employee shall be entitled to receive double the amount of compensation provided for in Section 3.1 hereof from the date of termination until the end of the Term.

      (d) In the event the Employee's employment by the Company is terminated as a result of a Nonrenewal Event (as defined below), the Employee shall be entitled to receive the compensation and benefits (but only to the extent legally allowable) provided for in Sections 3.1 and 3.5 hereof, for a period of one year from the date of termination. For purposes of this Agreement, a "Nonrenewal Event" shall occur in the event that the Employee ceases to continue employment with the Company after the expiration of the Term because the Company does not offer to continue the Employee's employment hereunder on terms that are substantially the same as the terms contained in this Agreement.

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      5. Section 3 is amended by adding a new subparagraph (3.8) at the end thereof as follows:

         3.8 Executive shall be granted a total of 450,000 shares of restricted stock (the "Restricted Stock") under the Company's 2003 Stock Incentive Plan (the "Plan") or such other similar stock plan that the Company may have in place at the time as follows: (a) 100,000 shares of Restricted Stock at the commencement of year 1 of the Term; (b) 150,000 shares of Restricted Stock at the commencement of year 2 of the Term; and (c) 200,000 shares of Restricted Stock at the commencement of year 3 of the Term. In the event that the Company does not have a stock incentive plan in place with enough shares to be granted to Employee, the Company shall use its commercially reasonable efforts to obtain stockholder approval for a new equity compensation plan or an amendment to an existing plan and then grant such Restricted Stock under such plan.

         The restrictions on the award shall vest as follows: (i) 100% on the date the Average Closing Price exceeds three dollars and twenty five cents ($3.25) per share in year 1 of the Term, (ii) 100% on the date the Average Closing Price exceeds four dollars ($4.00) per share in year 2 of the Term, (iii) 100% on the date the Average Closing Price exceeds five dollars ($5.00) per share in year 3 of the Term or (iv) the date there is a Change of Control (as defined in Section 4) of the Company. For purposes of this Agreement, "Average Closing Price" shall mean the average closing price of the Company's common stock quoted on the NASDAQ System or such other exchange where the Company's common stock may be traded for fifteen (15) consecutive trading days. The number of shares granted and the target share price shall be adjusted for changes in the common stock as outlined in Section 18.1 of the Plan or as otherwise mutually agreed in writing between the parties. The terms of the Restricted Stock granted hereunder shall each be set forth in a Restricted Stock Award Agreement attached hereto as Exhibit A.

      6. Except as expressly amended by this Amendment, the Employment Agreement shall remain in full force and effect.

      7. This Amendment shall be governed by, and construed in accordance with the laws of the state of New York applicable to contracts executed, and to be fully performed, in such state.

      8. This Amendment may be executed in any number of counterparts and via facsimile, but all such counterparts will together constitute one and the same agreement.


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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the day and year first written above.


COMPANY:                                                 EMPLOYEE

FIND/SVP, INC.


By: /s/ Mark Litvinoff                                   /s/ David Walke
   -----------------------------------------             -----------------------
   Name: Mark Litvinoff                                  David Walke
   Title: Chief Operating Officer


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